Exhibit 10.51

Lease

between

OS Southern, LLC

(“Landlord”)

and

Selmon’s/Florida-I, Limited Partnership

(“Tenant”)

THIS LEASE (this “Lease”) is made and entered into by and between CS Southern, LLC, a Florida limited liability company (“Landlord”) and Selmon’s/Florida-I, Limited Partnership, a Florida limited partnership (“Tenant”) and is made for the purpose of amending and restating that certain lease effective June 14, 2007, (the “Original Lease”), by and between Landlord and Tenant (or their respective predecessors in interest prior to the Effective Date) and shall be effective on June 14, 2007 (the “Effective Date”). The parties further acknowledge that Landlord is the sub-tenant under that certain sublease agreement effective June 14, 2007 (the “Sublease”), with Private Restaurant Master Lessee, LLC (“PRML”) as sub-landlord, which Sublease is subordinate to that certain master lease agreement dated June 14, 2007, (the “Master Lease”) between PRML as tenant and Private- Restaurant Properties, LLC (“PRP”), as master landlord, and that this Lease is subordinate to both the Sublease and the Master Lease.

ARTICLE I - GRANT AND TERM

1.1 GRANT. In consideration of the rents, covenants and agreements set forth herein, Landlord hereby leases and conveys to Tenant and Tenant hereby rents from Landlord the following described leased premises (the “Premises”):

A. Description of Premises. The Premises contains approximately 73,616 square feet of land together with any building (the “Building”) and other improvements located thereon (the Building and other improvements, collectively, the “Improvements”) which is designated as Lot 4 of the Big Bear Commercial Park (the “Project”) in Tampa, Florida, The Premises is depicted on the site plan (the “Site Plan”) attached to this Lease as Exhibit “A”. A legal description of the Premises and a survey of the Project are attached to this Lease as Exhibit “A-I”.

B. Appurtenant Easements and Use Rights. Landlord hereby grants and conveys to Tenant the following additional use rights, each as a right and easement appurtenant to the Premises (the “Appurtenant Use Rights”):

(a) Tenant acknowledges that the Project is subject to that certain Declaration of Covenants, Restrictions and Easements recorded October 21, 2002 in Book 12033, at Page 1202, in the Office of the Clerk of Court of Hillsborough County, Florida, (the “Declaration”), to which this Lease is subject and subordinate. Landlord agrees not to amend or consent to an amendment of the Declaration, (or grant any consent under the Declaration), which would place any additional restrictions, requirements or other obligations on Tenant or the Premises or is inconsistent with or adversely affects Tenant’s rights under this Lease, without first obtaining Tenant’s prior written consent, such consent to be deemed granted if not otherwise denied in writing within fifteen (15) business days after request therefore; provided that such request is sent pursuant to the notice provisions of this Lease and states in conspicuous type that a failure by Tenant to respond in fifteen (15) business days shall constitute Tenant’s approval of such amendment.

(b) Patio Area. Tenant shall have the exclusive right to the use of an area immediately adjacent to the building located on the Premises as may be proposed by Tenant and approved by Landlord (the “Patio Area”) for customer seating and the service of food and beverages customarily served in Tenant’s restaurant operation. Tenant will comply with the following in its use of the Patio Area: (i) Tenant shall be responsible to secure all permits and approvals of all governmental authorities required for the use and operation of the Patio Area; (ii) Tenant’s liability insurance provided for in Section 7.1 will cover occurrences within the Patio Area during Tenant’s use of the Patio Area; and (iii) Tenant shall maintain the Patio Area in a clean and attractive condition and shall repair any damage to the Patio Area caused by its use.

1.2 QUIET ENJOYMENT. On and subject to the terms, covenants and conditions of this Lease, Landlord warrants and covenants that Tenant shall peacefully and quietly have, hold and enjoy the Premises for the entire Term of this Lease.

1.3 TERM. The “Initial Term” of this Lease shall commence as of June 19, 2002 and shall expire June 30, 2012. The phrase “Term” shall mean, collectively, Initial Term and any Renewal Term for which an option has been exercised by Tenant.

A. Renewal Options. Tenant shall have the option (each, a “Renewal Option”) to renew this Lease for one (1) consecutive renewal term (each, a “Renewal Term”) of five (5) years and one (1) renewal term of four (4) years and eleven (11) months and thirteen days, commencing on the first day following the expiration of the Initial Term or the then current Renewal Term (so that, except as may be agreed upon by Landlord and Tenant, the outside expiration of the Lease shall be June 13, 2022). Tenant shall exercise each Renewal Option by notice to Landlord (each, a “Renewal Notice”) given at least one hundred eighty (180) days prior to the expiration of the then current Term. It is the intention of the parties to avoid forfeiture of Tenant’s Renewal Options through inadvertent failure to give a timely Renewal Notice. Accordingly, if Tenant should fail to timely give the Renewal Notice for any Renewal Term, Tenant shall not be deemed to forfeit its Renewal Option until such time as Landlord gives ten (10) days written notice to Tenant that Tenant’s Renewal Notice is past due, and only upon Tenant’s failure to give its Renewal Notice within the additional ten-day period shall Tenant’s Renewal Option expire.

B. Lease Year. For purposes of this Lease, a “Lease Year” shall mean each successive twelve (12) calendar month period during the Initial Term or any Renewal Term commencing on the Commencement Date; provided, however, that if the Commencement Date is a day other than the first day of a calendar month, then the first Lease Year shall include the partial calendar month during which the Commencement Date falls and the following twelve (12) full calendar months.

1.4 SURRENDER OF PREMISES. Within thirty (30) days after the expiration of the Term or earlier termination of this Lease (the “Surrender Date”), Tenant shall surrender the Premises in a broom clean condition, subject to (i) reasonable wear and tear; (ii) damage as a result of casualty or condemnation; (iii) alterations, additions and improvements made pursuant to the terms of or otherwise permitted under this Lease; and (iv) items which are the responsibility of Landlord or which result from Landlord’s failure to comply with its obligations under this Lease. On or prior to the Surrender Date, Tenant shall remove from the Premises its trade fixtures, furniture, equipment and other personal property, including, but not limited to, all bars, booths, decorative light fixtures, stoves, ovens and other restaurant equipment (“Tenant’s Personal Property”). The base building plumbing, electric and HVAC systems (other than any proprietary, specialty or supplemental fixtures or equipment) are not part of Tenant’s Personal Property and shall remain at the Premises. Tenant agrees to repair any damage to the Premises caused by the removal of Tenant’s Personal Property. Any of Tenant’s Personal Property which Tenant has failed to remove from the Premises on or prior to the Surrender Date shall become the property of Landlord and may be disposed of by Landlord as Landlord deems appropriate.

1.5 HOLDING OVER. This Lease and the tenancy created by this Lease shall expire and terminate at the expiration of the Term without the necessity of any additional notice from Landlord to Tenant of from Tenant to Landlord. If Tenant remains in possession of the Premises after the expiration of the Term, without the consent of Landlord the Term will not be extended and Tenant will be occupying the Premises under a tenancy at will, under all the terms, covenants and conditions of this Lease, except that Rent for the holdover period will be calculated on a daily basis, at a rate equal to one hundred fifty percent (150%) of Base Rent due for the last month of the Term divided by thirty (30) and shall be due and payable to Landlord periodically upon demand. If Tenant remains in possession of the Premises after the expiration of the Term with the consent of Landlord, the Term will be extended as a month to month tenancy, under all the terms, covenants and conditions of this Lease, and monthly Base Rent will continue at the monthly Base Rent due for the last month of the Term.

ARTICLE II - RENT

2.1 BASE RENT. Tenant agrees to pay to Landlord in equal monthly installments, the annual Base Rent as set forth in the Base Rent Schedule attached hereto as Exhibit “B”. Base Rent shall be due and payable each month, in advance, on the first day of each calendar month without demand, setoff, or deduction, except as otherwise set out in this Lease or as provided under applicable law or by court order.

2.2 ADDITIONAL RENT. Tenant shall pay as “Additional Rent” Tenant’s applicable share of certain costs and expenses, as more fully set forth in this Section and its pro-rata share (as set forth in the Declaration) of any expenses payable by Landlord with respect to the Premises pursuant to the terms of the Declaration. Additional Rent shall also include all other sums and charges required to be paid by Tenant to Landlord pursuant to the terms of this Lease.

A. Real Estate Taxes.

(a) Definition, Payment by Landlord and Calculation. The term “Real Estate Taxes” as used herein means all real property taxes and assessments that are levied or assessed against the Premises by any lawful governmental authority for each calendar year or portion thereof commencing on the Commencement Date. Landlord shall be obligated to pay all Real Estate Taxes and all other taxes and assessments assessed against the Premises (except for taxes on the personal property of individual tenants which are paid by such tenants) to the applicable taxing authority before delinquent. The amount of Real Estate Taxes shall be calculated as if: (i) Landlord elected the longest installment payment plan available from the taxing authority for non-recurring taxes and assessments and only those installments coming due during the Initial Term or any Renewal Term of this Lease shall be included in Real Estate Taxes, and (ii) Landlord had taken advantage of the maximum available discount available for early payment of Real Estate Taxes. Real Estate Taxes are to be prorated for any tax year only a portion of which is included within the Initial Term or any Renewal Term.

(b) Contest of Real Estate Taxes. Landlord agrees to use reasonable efforts to minimize Real Estate Taxes. “Reasonable efforts” shall include the obligation to seek a reduction in Real Estate Taxes from the taxing authority if the value of the Premises assessed by the taxing authority would be considered excessive as compared to similar property in the county where the Premises is located.

(c) Exclusions from Real Estate Taxes. The following are specifically excluded from Real Estate Taxes: penalties or interest or other charges for late payments of Real Estate Taxes, any income, personal property, excess profits, gross receipts, margin, estate, single business, inheritance, succession, transfer, franchise, corporate, capital or other tax or assessment levied or assessed against Landlord or the Rent payable under this Lease or any connection, capacity, turn-on, impact or other similar fees, assessments or charges incurred in connection with the initial construction or any subsequent improvements or renovation of or to the Project. All unpaid, unassessed or other Real Estate Taxes, including, but not limited to so called “rollback taxes”, which relate to the period prior to the Commencement Date (collectively, “Pre-Commencement Date Taxes”) shall not be included in Real Estate Taxes payable by Tenant under this Lease. This Sub-Section is not intended as an exclusive list of items excluded from Real Estate Taxes. In the event of a conflict or inconsistency between this Sub-Section and Sub-Section (a) above this Sub-Section controls.

(d) Pro-rata Share of Real Estate Taxes. Tenant’s share of Real Estate Taxes is One Hundred percent (100%) of the Real Estate Taxes assessed against the Premises.

B. Taxes on Tenant’s Personal Property. Tenant shall be responsible for and shall pay directly to the taxing authority and before delinquency all municipal, county, state and federal personal property taxes assessed during the Term of this Lease against Tenant’s personal property at or used in connection with the Premises.

C. Monthly Installments. Tenant shall pay, in equal monthly installments, together with its installment of monthly Base Rent, one-twelfth (1/12) of the estimated amount of its pro-rata share of Real Estate Taxes for each calendar year. Landlord may adjust Tenant’s monthly estimated installment of Real Estate Taxes annually. Any sums due by Tenant with respect to the Declaration shall be due and payable within 30 days of Tenant’s receipt of a statement and any applicable documents as to such charges from Landlord.

D. Annual Reconciliation.

(a) Annual Statement. Within one hundred twenty (120) days following the end of each calendar year (“Accounting Year”), Landlord shall deliver to Tenant an itemized breakdown certified as true and correct by an authorized representative of Landlord showing the actual costs for Real Estate Taxes, together with copies of all bills for Real Estate Taxes for the current year (the “Annual Statement”). Tenant will continue to make monthly payments based upon its estimated installment of Real Estate Taxes for the prior Accounting

Year, until the installment due at least thirty (30) days after Tenant receives the Annual Statement with its new estimated installment of Real Estate Taxes.

(b) Request for Back-Up Materials. Within ten (10) days following a request from Tenant, Landlord will deliver to Tenant such additional materials and documentation as Tenant may reasonably request to support the Real Estate Taxes as reflected on the Annual Statement (a “Back-up Request”).

(c) Annual Adjustment. If the actual costs for Real Estate Taxes exceeds the amount paid by Tenant in any Accounting Year (an “Underpayment”), then within thirty (30) days after receipt of the Annual Statement and any additional information that was the subject of a Back-up Request by Tenant, Tenant shall pay to Landlord the amount of the Underpayment. If the actual costs for Real Estate Taxes is less than Tenant’s payments for any Accounting Year (an “Overpayment”), then Landlord shall pay to Tenant the amount of the Overpayment concurrently with the delivery of the Annual Statement.

(d) Dispute over Annual Statement. Subject to Tenant’s right to request and receive additional information pursuant to a Back-up Request and Tenant’s audit rights provided for below, if Tenant disputes the accuracy of the Annual Statement, Tenant shall still pay the amount shown owing.

E. Audits.

(a) Right to Audit and Reconciliation. Tenant, its agents and accountants, shall have the right to examine and audit Landlord’s books, records and related supporting materials (“Landlord’s Books and Records”) relating to any Real Estate Taxes paid by Tenant under this Lease, upon not less than twenty (20) days prior written notice to Landlord. If Tenant’s audit of Landlord’s Books and Records confirms that the amounts shown on the Annual Statement or other invoice or bill from Landlord are five percent (5%) or more higher than the actual amount owed by Tenant under this Lease, Landlord shall, within twenty (20) days of Tenant’s demand, reimburse Tenant for all reasonable costs and expenses of the audit, unless the results of the audit are disputed in good faith by Landlord in which case the following sentence shall apply. Any overpayment or underpayment of Real Estate Taxes shall be adjusted by the parties (by payment) within twenty (20) days after the audit is completed, unless the audit results are disputed in good faith by Landlord in which event the adjustment will occur and, if Tenant is entitled under the preceding sentence, Tenant’s costs and expenses for the audit will be reimbursed, within twenty (20) days of the resolution of the dispute.

(b) Conditions of Audit. Tenant’s right to audit shall be subject to the following restrictions: (i) any audit shall be conducted, during normal business hours, at Landlord’s business offices (in the continental United States) where the hooks and records are customarily kept; (ii) Tenant’s right to initiate an audit for any Accounting Year shall expire thirty-six (36) months after Tenant’s receipt of Landlord’s Annual Statement for such Accounting Year; provided that if a discrepancy of more than five percent (5%) is found in any audit Tenant may audit the prior Accounting Year, notwithstanding the expiration of such thirty-six (36) month period; and (iii) except as provided for above, the audit shall be at Tenant’s cost.

(c) Books and Records. Landlord’s Books and Records shall be complete and accurate and kept in accordance with generally accepted accounting principles consistently applied, and shall be made available to Tenant as provided for in this Section.

2.3 SALES AND SIMILAR TAXES ON RENT. Tenant shall pay to Landlord all sales, excise, rental and use taxes imposed by law on the monthly Base Rent and Additional Rent provided for in this Lease, which are customarily paid by tenants in the state in which the Premises are located.

2.4 COMMENCEMENT AND PRORATION OF RENT. Tenant’s obligation to pay Base Rent and Real Estate Taxes (sometimes collectively referred to in this Lease as “Rent”) shall not commence until the Commencement Date. When any Rent due hereunder is calculated based upon a period (e.g., a month, calendar year, or tax year), only a portion of which falls within the Initial Term or any Renewal Term, the amount will be prorated based upon the number of days in such period that fall within the Initial Term or any Renewal Term compared to the total number of days in such period.

2.6 PLACE FOR PAYMENT OF RENT. Base Rent and the Additional Rent provided for in this Lease shall be sent by Tenant to Landlord at the address set out in Section 16.1 or to such other address as Landlord may designate to Tenant by at least twenty (20) days prior written notice to Tenant.

ARTICLE III - UTILITIES

3.1 UTILITY SERVICE.

A. Tenant’s Utilities. Tenant shall contract in its own name with the utility provider for electric service, gas service, cable television service, sewer and water service and telephone service for the Premises (collectively the “Tenant Paid Utilities”).

ARTICLE IV - USE AND OPERATION

4.1 USE OF LEASED PREMISES.

A. Permitted Use. The Premises may be used by Tenant for the purpose of a table service restaurant and all uses ancillary thereto (which may include, at Tenant’s option, all or any number of the following: a bar area, the sale of alcoholic beverages, ancillary merchandise sales, or live entertainment), or with Landlord’s prior written consent, for any other use permitted by law (the “Permitted Use”). For purposes of this Lease, a “table service” restaurant shall mean any restaurant where (i) food or drink orders are taken from customers at the customers’ table; (ii) a check is delivered to customers at the customers’ table; or (iii) food or drinks are delivered to customers at the customers’ table.

B. Initial Permitted Use. Tenant intends to initially open at the Premises as a “LeeRoy Selmon’s” (the “Intended Use”), but Tenant has the right to change the operating format at the Premises as provided in the following Section.

C. Change in Operating Concept. Tenant hereby reserves the right to change, from time to time, its restaurant concept (a “Concept Change”) and/or operating format at the Premises.

D. Concept Change Notice. At least thirty (30) days prior to a Concept Change, Tenant will provide written notice to Landlord (a “Concept Change Notice”) of the Concept Change.

E. Operation. While in operation, Tenant shall operate its business in an efficient, high class and reputable manner. Subject to the provisions of Section 4.5, Tenant shall have the right to cease operations at the Premises, provided that during any closure Tenant will continue (regardless of whether or not it is operating) to fulfill its obligations under this Lease, including the payment of Rent and the performance of Tenant’s maintenance obligations.

4.2 RULES RELATING TO TENANT’S OPERATION.

A. Use of the Premises. Tenant agrees (i) to keep the Premises neat, clean, sanitary and reasonably free from dirt, rubbish, insects and pests at all times; (ii) not to operate an incinerator or burn trash or garbage within the Premises; (iii) not to use or maintain the Premises in such a manner as to constitute an actionable legal nuisance against Landlord, or which in a manner that produces noise, vibrations or odors (other than restaurant odors) that violate the quiet enjoyment of other tenants of the Project; (iv) not to commit or permit waste of the Premises; and (v) to maintain the inside of the Premises at a temperature sufficiently high to prevent freezing of water pipes and fixtures inside the Premises.

B. Use Restrictions. Tenant agrees (i) not to solicit business in the parking area, or distribute handbills or other advertising material upon automobiles parked in the parking area (“Solicitations”); and (ii) to keep the areas as to which Tenant has an exclusive use right pursuant to its Appurtenant Use Rights, in a neat, clean, and sanitary condition, given the applicable use.

C. Satellite Equipment. Tenant shall have the right to install a satellite dish or antenna and other voice or data transmission and receiving devices and related facilities (collectively, the “Satellite Equipment”) on the exterior wall or the roof of the Premises. In connection with the Satellite Equipment, Tenant agrees as follows: (i) the location of the Satellite Equipment shall be subject to Landlord’s approval; (ii) Landlord may require that any installation or maintenance work for the Satellite Equipment that involves the penetration of the roof be done by a contractor selected by Landlord, so long as the contractor is available at a reasonable and competitive price and can meet Tenant’s installation schedule; and (iii) Tenant will operate the Satellite Equipment in compliance with applicable Laws (as defined in Sub-Section 4.2B) and Tenant will be responsible for obtaining any permits and licenses required for the operation of the Satellite Equipment.

D. Music System. Tenant may install and operate a music and intercom system on the exterior of the Premises (the “Music System”). In connection with the Music System, Tenant agrees that: (i) the Music System will be operated only at reasonable volume levels so as not to unreasonably disturb others and (ii) songs with lyrics generally considered offensive will not be played from the Music System.

4.3 GOVERNMENTAL LAWS AND REGULATIONS.

A. Compliance by Tenant. ‘Tenant shall comply with all Federal, State and local laws, ordinances, codes, orders and regulations (collectively, “Laws”) relating to (i) Tenant’s business operations within the Premises; (ii) any work performed by Tenant; and (iii) the areas to be maintained or repaired by Tenant under this Lease.

B. Compliance by Landlord. Landlord shall comply with all Laws relating to (i) Landlord’s ownership or operation of the Premises, (ii) any work performed by Landlord, and (iii) any areas to be maintained or repaired by Landlord under this Lease. Landlord represents and warrants to Tenant that it has not received any notice of any violation of Laws with respect to the Premises and that, to the best of its knowledge, the Premises is in compliance with all Laws.

C. Fines and Penalties. Each of Landlord and Tenant shall he responsible for and defend the other against any penalties or fines imposed and any related claims asserted as a result of its violation of applicable Laws.

D. Trespassing. At the request of Tenant and to the extent permitted under applicable Laws, Landlord agrees to take commercially reasonable measures to remove from the Premises any person engaging in picketing, hand billing, solicitation of Tenant’s employees, or other demonstrations.

4.4 LIENS.

A. Tenant Liens. Tenant shall have no power or authority to subject Landlord’s interest in the Premises to any construction, mechanic’s or materialmen’s liens of any kind (each, a “Construction Lien”). If any Construction Lien is filed against Landlord’s interest in the Premises as a result of work performed by Tenant or materials or services provided to Tenant, Tenant shall, within thirty (30) days of a demand from Landlord discharge the Construction Lien by payment, transferring the lien to a bond or ether security, or by such other method as may be available under applicable Laws.

B. Landlord Liens. Landlord shall have no power or authority to subject Tenant’s interest in the Premises or Tenant’s Personal Property to any Construction Lien. If any Construction Lien is filed against Tenant’s interest in the Premises or Tenant’s Personal Property as a result of work performed by Landlord or materials or services provided to Landlord, Landlord shall, within thirty (30) days of a demand from Tenant discharge the Construction Lien by payment, transferring the lien to a bond or other security, or by such other method as may be available under applicable Laws.

C. Failure to Discharge. If either Landlord or Tenant fails to comply with its lien discharge obligations under this Section, the other may discharge the subject Constriction Lien(s) and the reasonable costs and expenses incurred in connection therewith shall be due from the other party to the discharging party within ten (10) days of demand for payment accompanied by reasonable evidence of the cost and expenses incurred to accomplish such discharge.

4.5 RECAPTURE FOR FAILURE TO OPERATE.

A. Right of Recapture. In the event that Tenant ceases to operate in the Premises for more than thirty (30) consecutive days (a “Closure”), Tenant shall, within ninety (90) days after the Closure, provide written notice to Landlord (a “Closure Notice”) that either (i) the Closure is temporary and Tenant (or an assignee or subtenant to whom this Lease may be assigned or the Premises sublet without Landlord’s consent pursuant to Section 8.3 of this Lease) intends to reopen in the Premises (a “Temporary Closing”); or (ii) Tenant intends to attempt to assign this Lease or to sublet the Premises to an unaffiliated third party (a “Permanent Closing”). If (a) Tenant gives the notice of a Temporary Closing and the Premises has still not reopened by the date which is Three Hundred (300) days from the Closure Notice provided that Tenant shall be granted two (2) thirty (30) day extensions so long as Tenant (or a assignee or subtenant to whom the Premises may have been assigned or sublet) has commenced the renovation or remodeling of the Premises and is diligently pursuing the same to completion (the “Reopening Period”), (b) Tenant gives notice of a Permanent Closing, or (c) Tenant fails to give the Closure Notice, in any such event, Landlord shall have the right (the “Recapture Right”) to terminate Tenant’s interest in the Lease in accordance with the provisions set out below.

B. Exercise of Recapture Right. Landlord shall exercise the Recapture Right by written notice to Tenant (the “Exercise Notice”) given within thirty (30) days of (i) Landlord’s receipt of the Closure Notice in the event of a Permanent Closing or (ii) the end of the Reopening Period in the event of a Temporary Closing, or (iii) Tenant’s failure to deliver the Closure Notice when required hereunder and such failure continues for ten (10) days following written notice from Landlord to Tenant of such failure, whichever is applicable. This Lease shall terminate on the thirtieth (30th) day following receipt of the Exercise Notice (the “Recapture Date”) and Rent shall be prorated as of the Recapture Date. Tenant agrees to remove its proprietary signage and any of its personal property which this Lease requires be removed upon the expiration of the Term of this Lease prior to the Recapture Date. Tenant may also remove all other property of Tenant that this Lease allows Tenant to remove upon the expiration of the Term of this Lease. Following the Recapture Date neither Landlord nor Tenant shall have any further liability under this Lease, except for (i) obligations which accrued prior to the Recapture Date and (ii) Tenant’s obligation to repair any damage to the Premises caused by the removal of its property as provided for above. If Landlord fails to exercise the Recapture Right as set forth herein, this Lease shall continue in full force and effect and Landlord shall have no further rights under this Section 4.5, as to such Closure.

In the event Landlord has not elected to recapture the Premises as set forth herein, and if the Premises have not reopened and no assignment or sublease has occurred on or before the date which is three hundred sixty (360) days from the expiration of such 30-day period, Landlord shall again have a Recapture Right to be exercised by giving an Exercise Notice within the thirty (30) day period following the 360-day period. Thereafter, so long as the Premises have not reopened and no assignment or sublease has occurred, Landlord shall have a Recapture Right after each successive 360-day period to be exercised by giving an Exercise Notice within the thirty (30) days period following each 360-day period. Notwithstanding Landlord’s right to exercise its Recapture Right every 360 days as provided for above, if Landlord provides the Exercise Notice, Tenant shall have the right to nullify the Exercise Note by providing to Landlord evidence that Tenant is in active negotiations to assign this Lease or sublease the Premises (which may be evidenced either by ongoing negotiations or a signed Letter of Intent), in which event the Exercise Notice shall be rendered void and of no effect. Once this Lease is assigned or the Premises subleased to a third party, Landlord shall have the Recapture Right if the assignee or subleasee does not open for business within three hundred sixty (360) days from the effective date of the assignment or sublease, to be exercised by giving an Exercise Notice within the thirty (30) day period following the 360-day period; provided that the foregoing three hundred sixty day period shall be extended by periods that would constitute a Permitted Closure under Section 4.5C.

C. Permitted Closures. For purposes of this Section, the following shall be “Permitted Closures” and shall not constitute a “Closure” or be counted toward the Reopening Period: (i) any period during which the normal operation of business at the Premises is not practical as a result of damage by fire or other casualty; (ii) any period during which the normal operation of business at the Premises is not practical as a result of a taking by eminent domain or other governmental action; (iii) reasonable periods for remodeling, alterations and repairs, including related permitting time; and (iv) any period during which Landlord is not in compliance with its obligations under this Lease, beyond any applicable notice and cure period.

D. Interpretation. Time is of the essence as to all time periods in this Section. A failure to operate is not a default under this Lease and this Section sets out Landlord’s sole remedies for a failure of Tenant to operate at the Premises.

ARTICLE V - IMPROVEMENTS

5.1 LANDLORD’S WORK. The Premises is tendered to Tenant in an “as-is” condition.

5.2 TENANT’S WORK. This Section sets out work to be performed by Tenant, at Tenant’s sole cost and expense. The term “Tenant’s Work” means all the work to the Premises required to prepare the Premises for Tenant’s use (“Tenant’s Work”).

A. Tenant’s Approved Plans. Tenant shall prepare and submit to Landlord plans and specifications for Tenant’s Work, to include Tenant’s floor plan and elevation electrical panel schedules, load calculations, HVAC equipment specifications, system diagrams (ductwork diffusers), a reflective ceiling plan or plans for any other work requiring Landlord’s approval (“Tenant’s Preliminary Plans”). Landlord and Tenant will act in a good faith and responsive manner to agree upon plans and specifications for the Tenant’s Work (as agreed upon by Landlord and Tenant, “Tenant’s Approved Plans”).

B. Third Party Approvals. If Tenant’s plans and specifications or any portion of Tenant’s Work (including, but not limited to, Tenant’s signage) requires the consent or approval of any third party (a “Third Party Approval”), other than the applicable governmental authorities (e.g., another tenant, another owner, an association or an architectural review committee or board), Tenant shall be responsible to obtain each required Third Party Approval.

C. Performance of Work. All of Tenant’s Work will be performed (i) in a good and workman-like manner using first quality new materials and labor; (ii) in substantial accordance with Tenant’s Approved Plans; and (iii) in accordance with all applicable Laws.

D. Insurance. Tenant agrees to carry (or cause to be carried) during the performance of Tenant’s Work: (i) liability insurance in an amount of not less than one million dollars (11,000,000) covering claims for personal injury and property damage arising out of Tenant’s Work and naming Landlord as an additional insured, (ii) and worker’s compensation insurance as required by Law.

E. Initial Exterior Appearance. Attached to this Lease as Exhibit “C” is a conceptual elevation of the Premises (the “Conceptual Elevations”), which Landlord has approved.

F. Signage. Tenant is hereby granted, for the entire Term, the right (the “Signage Rights”) to install and maintain the signage (“Tenant’s Signage”) as set out below in this Section.

(a) Building Signage. Tenant shall have the right to install and maintain upon the exterior of the Premises the maximum signage that Tenant is entitled to under applicable code (with any available variance or other special approvals); provided that if Tenant intends to install building signs other than on the exterior of the Premises itself, Landlord’s approval of the location shall be required.

(b) Free Standing Sign. Subject to Tenant obtaining all applicable governmental permits and approvals, Tenant shall have the right to install and maintain a free standing sign for its exclusive use on the Premises or such other location as may, from time to time, be proposed by Tenant and approved by Landlord.

(c) Other Signs. Tenant shall have the right to place its proprietor, credit card, hours of operation, and its other standard informational signage on the front entrance or windows of the Premises,

(d) Sign Approval and Standards. All of Tenant’s Signage shall be subject to Landlord’s approval. All of Tenant’s Signage shall be in kept in a well maintained and attractive condition and in compliance with all applicable Laws.

5.3 ALTERATIONS, ADDITIONS AND IMPROVEMENTS. During the Term of this Lease, Tenant shall have the right to make alterations, additions and improvements to the interior or exterior of the Premises; provided that, except as otherwise expressly provided for in this Lease, any alterations, additions or improvements (i) to the exterior of the Premises; (ii) to the structural portions of the Premises; and (iii) which involve the alteration of the base building plumbing, electric or HVAC systems shall not be made by Tenant without the prior written consent of Landlord.

5.4 OWNERSHIP OF IMPROVEMENTS. During the Term of this Lease, Tenant shall be considered for all purposes to be the owner of the improvements constructed at the Premises by Tenant (“Tenant’s Improvements”) and Tenant alone shall be entitled to all available tax deduction on its Federal and State income tax returns for the depreciation and other expenses related to the Tenant’s Improvements. Upon the expiration of the Term or termination of this Lease, the Tenant’s Improvements shall become the property of Landlord. The Improvements do not include Tenant’s Personal Property.

ARTICLE VI - MAINTENANCE OBLIGATIONS

6.1 MAINTENANCE BY TENANT.

A. General Maintenance Obligation. Tenant shall at Tenant’s sole cost and expense (except as herein below provided) at all times keep and maintain (or cause to be kept and maintained) the Premises, including the Improvements located thereon, in good order, condition and repair (including needed replacements) and in a neat, clean and attractive condition. Tenant’s maintenance obligations shall include any Patio Area, exterior painting and other exterior maintenance of the Building including the roof, all glass and windows, all interior maintenance, including lighting, electrical equipment, plumbing fixtures and equipment, Tenant’s grease trap, and all Common Areas located within the Premises including the utilities and plumbing system up to and including the connections to the Premises, landscaping, sprinkler systems, pavement and striping of parking areas, and adequate lighting in the Common Areas located within the Premises. Landlord shall, whenever possible, extend to Tenant the benefit of any available manufacturer’s or other warranties. Any replacements shall be made using materials and equipment of similar or superior quality as the original.

B. Service Contracts. Unless Tenant has established its own internal program, Tenant shall obtain service contracts to provide for (i) the regular maintenance of the heating, ventilating and air conditioning system exclusively serving the Premises; and (ii) regular pest inspections and treatment, as needed.

C. Trash Removal. Tenant shall contract for the pick-up and disposal, at regular intervals, of the trash produced at the Premises, so that there is no accumulation of trash that cannot be accommodated by Tenant’s dumpster or other trash containers.

D. Access for Maintenance. Tenant shall have the ongoing right of access for the repair, maintenance and replacement of any Support Installations or other items located outside the Premises which Tenant is obligated to maintain under this Lease. Tenant agrees to conduct its access in a manner so as not to unreasonably disturb other tenants of the Project or interfere with their business operations. Except in an emergency situation, if Tenant requires access to another tenant’s premises, Tenant agrees to obtain the prior consent of Landlord or the applicable tenant.

6.2 ADDITIONAL CONSTRUCTION. On and after the Commencement Date Landlord shall not during Tenant’s business hours, except to the extent required for emergency repairs, engage in or allow any construction activities or utilize any area for construction staging that would adversely impact ingress and egress to and from the Premises; disturb customers; create an unsightly condition; or otherwise interfere with the operation of Tenant’s business at the Premises in some material respect. All such work, including emergency repairs, shall be conducted (i) in a manner to minimize any interference with Tenant’s business operations and its customers’ and (ii) to the extent practical, outside Tenant’s business hours.

ARTICLE VII - INSURANCE AND INDEMNITY

7.1 TENANT’S INSURANCE. Tenant shall, during the Term of this Lease, maintain insurance coverage in accordance with this Section.

A. Tenant’s Liability Insurance. Tenant will keep in force, throughout the Term of this Lease, commercial general liability insurance (or substantially equivalent liability insurance or another type of comprehensive liability insurance policy then in common use) with respect to the Premises and the business operated by Tenant at the Premises. Tenant’s liability insurance will (i) be in an amount of not less than Two Million Dollars ($2,000,000), which may include primary, excess and umbrella policies, and (ii) name Landlord as an additional insured, as to occurrences in the Premises.

B. Tenant’s Property Insurance. Tenant will keep in force, commencing on the date Tenant actually lakes possession of the Premises and continuing throughout the Term of this Lease, special form (formerly known as “all risk”) property insurance (or substantially equivalent property insurance or another type of broad form property insurance policy then in common use) with respect to the Premises (including the Improvements), Tenant’s Improvements and Tenant’s Personal Property in the Premises. Tenant’s property insurance will be in at least an amount as is required to avoid the application of any co-insurance provision that its property insurance may be subject to. Tenant’s property insurance policies will show Landlord as a loss payee, as its interest may appear.

C. Tenant’s Employers’ Liability Insurance. Tenant shall. throughout the Term of this Lease, maintain such workers compensation or employer’s liability insurance as may be required by applicable Laws.

D. General Insurance Requirements. Tenant’s required liability insurance and property insurance shall (i) be issued by companies licensed to do business in the State in which the Premises are located and rated A- / VII or better in the then most current issue of Best’s Insurance Reports, and (ii) provide for at least ten (10) days notice to Landlord before cancellation. Tenant is not required to carry separate insurance policies for the Premises, and all of Tenant’s insurance may be under polices which cover multiple locations.

E. Certificates of Insurance. Tenant will furnish Landlord with certificates of the insurance Tenant is required to carry within ten (10) days after a written request by Landlord.

F. Deductibles and Self-Insurance. Tenant’s insurance may include a self-insured retention or deductible (a “Self-Insured Amount”), which will be of a commercially reasonable amount given the size and financial strength of Tenant and the affiliated group of entities of which Tenant is a part that are covered under the same insurance program; provided that if Tenant elects to totally self-insure, Tenant and the affiliated group of entities of which Tenant is a part must have a combined tangible net worth of at least twenty-five (25) times the amount required under this Lease that is self-insured (i.e., $25,000,000 for each $1,000,000 of insurance required under this Lease which is within the Self-Insured Amount).

7.2 TENANT INDEMNITY. Tenant shall indemnify, hold harmless and defend Landlord from and against any and all suits, claims, actions, damages, liabilities and expenses, including reasonable attorneys’ fees (collectively, “Claims and Damages”) arising out of (i) any loss of life, personal injury and/or damage to property occurring within the Premises or resulting from the wrongful or negligent acts or omissions of Tenant, its officers, contractors, agents or employees (acting within the scope of their office, contract, agency or employment), (ii) Tenant’s breach of any representation or warranty of Tenant under Article XIII, or (iii) Tenant’s failure to maintain the Premises in accordance with applicable Laws to the extent within its obligations under this Lease.

ARTICLE VIII - ASSIGNMENT AND SUBLETTING

8.1 ASSIGNMENT.

A. Consent of Landlord. Except as specifically provided in this Article, Tenant may not assign this Lease without the prior written consent of Landlord. Any transfer of Tenant’s interest in this Lease by operation of law, regardless of whether the same is characterized as voluntary or involuntary, shall be construed as an “assignment” governed by this Article. Landlord’s consent to any one assignment shall not act as a waiver of the requirements of Landlord’s consent with respect to any subsequent assignment.

B. Assumption of Lease. In connection with any assignment of this Lease, the assignee shall be entitled to all the rights and shall assume all the obligations of Tenant under this Lease pursuant to an assumption agreement in a form reasonably acceptable to Landlord.

C. Consent Criteria. Landlord shall not withhold its consent to a proposed assignment by Tenant so long as the proposed assignee (i) agrees in writing to be bound by all of the terms and conditions of this Lease; (ii) intends a use of the Premises which is within the Permitted Use; (iii) demonstrates, to Landlord’s reasonable satisfaction, prior experience in operating the Permitted Use; and (iv) demonstrates, to Landlord’s reasonable satisfaction, adequate financial resources to meet the obligations of Tenant under this Lease.

D. Assignment Prior to a Closure. In the event that Tenant requests Landlord’s consent to an assignment of this Lease to an unaffiliated third party (excluding any entity described in Section 8.3 below) and, at the time the consent is requested, Tenant is still operating within the Premises (or, if closed, and Tenant has not provided Landlord with a Closure Notice pursuant to Section 4.5), Landlord may require. by notice to Tenant given within twenty (20) days of receipt of Tenant’s request (the “Closure Notice Request”), that Tenant deliver a Closure Notice pursuant to Section 4.5. If Landlord delivers a Closure Notice Request, Tenant shall, within twenty (20) days after receipt thereof, either (a) withdraw its request for an assignment or (b) deliver a Closure Notice pursuant to Section 4.5. If Tenant delivers the Closure Notice, Landlord shall have the right to exercise the Recapture Right for the period and otherwise in accordance with the terms provided for in Section 4.5. If Landlord requests and Tenant provides a Closure Notice pursuant to this Section, no Closure Notice shall be required as to any Closure that may occur between the time Tenant ceases business operations and the assignee opens for business.

8.2 SUBLETTING.

A. Consent of Landlord. Except as specifically provided in this Article, Tenant may not sublet all or any portion of the Premises, without the prior written consent of Landlord. Any subletting will be subject to all the terms of this Lease and no subletting will release Tenant from the primary responsibility for the performance of the obligations of the Tenant under this Lease. Landlord’s consent to any one subletting shall not act as a waiver of the requirements of Landlord’s consent with respect to any subsequent subletting.

B. Consent Criteria. Landlord shall not withhold its consent to an proposed assignment by Tenant so long as the proposed assignee (i) agrees in writing to be bound by all of the terms and conditions of this Lease; (ii) intends a use of the Premises which is within the Permitted Use; and (iii) demonstrates, to Landlord’s reasonable satisfaction, prior experience in operating the Permitted Use.

C. Sublease Rent. All rent and other consideration payable under any sublease shall be solely the property of Tenant.

8.3 PROCEDURE FOR ASSIGNMENT OR SUBLETTING. If Tenant desires to assign this Lease or sublet all or any portion of the Premises to a third party that requires Landlord’s consent under this Lease, Tenant shall provide notice of the proposed assignment or subletting to Landlord (the “Request Notice”). The Request Notice shall include the name of the proposed assignee or subtenant and information based upon which Landlord can evaluate the proposed assignee or subtenant under the applicable consent criteria set out in this Article. Landlord shall have a period of ten (10) days from receipt of the Request Notice to request such additional reasonable information as may be reasonably required to evaluate the proposed assignee or subtenant under the applicable consent criteria set out in this Article (the “Information Request”). Landlord shall, within fifteen (15) days following the later of (i) the Request Notice, and (ii) its receipt of the additional information, if any, requested in a timely Information Request, to consent or deny (which denial shall include Landlord’s basis for such denial) the proposed assignment or subletting, If the proposed assignment or subletting is denied, Tenant may submit a supplemental request for Landlord’s consent, including information responding to Landlord’s basis for the denial and Landlord shall similarly respond to any supplemental request for its consent within fifteen (15) days following Landlord’s receipt thereof. If a proposed assignment is approved, Landlord agrees to execute a consent to such assignment within ten (10) days following its receipt of a proposed assignment document.

8.4 TRANSFER OF LANDLORD’S INTEREST. Landlord shall be entitled to sell or otherwise transfer the Project or portions of the Project without the consent of Tenant. Landlord shall not transfer only a portion of the Project, unless the portion transferred remains subject to the terms, covenants, conditions and restrictions of this Lease, including, but not limited to, Tenant’s Appurtenant Use Rights and the Use Restrictions by a recorded document, subject to no superior liens or interests which could result in its termination, which is directly enforceable by Tenant and which is otherwise in a form acceptable to Tenant.

8.5 RELEASE UPON TRANSFER.

A. Transfer by Landlord. The term “Landlord” shall mean the owner, for the time being, of the Premises, and in the event of the transfer by such owner of its interest in the Premises and the assumption of Landlord’s obligations hereunder by the transferee, then notwithstanding anything to the contrary contained herein, such transferring Landlord shall thereupon automatically be released and discharged from all covenants and obligations of the Landlord thereafter accruing under this Lease from and after the date of the transfer, but shall not be released from any liability that has accrued prior to the date of the transfer.

B. Transfer by Tenant. The term “Tenant” shall mean the holder, for the time being, of the leasehold interest created by this Lease, and in the event of the assignment of this Lease permitted by this Article VIII and the assumption of Tenant’s obligations hereunder by the assignee, then notwithstanding anything to the contrary contained herein, such transferring Tenant shall thereupon automatically be released and discharged from all covenants and obligations of the Tenant thereafter accruing under this Lease from and after the date of the transfer, but shall not be released from any liability that has accrued prior to the date of the transfer.

ARTICLE IX - DEFAULT

9.1 DEFAULT OF TENANT. Tenant shall be deemed to be in default under this Lease (a “Tenant Default”) upon the occurrence of any of the following: (i) Tenants failure to pay Rent or any other sums due to Landlord under this Lease when due, if the failure continues for more than ten (10) days following written notice from Landlord to Tenant of such failure; (ii) Tenant’s failure to perform any material covenant, promise or obligation contained in this Lease, if the failure continues for more than thirty (30) days following written notice from Landlord to Tenant of such failure, provided that if the failure cannot be cured within the thirty (30) day period, the thirty (30) day period shall be extended for such additional time as is needed to cure the failure using due diligence and all commercially reasonable measures; or (iii) Tenant’s voluntary petition for relief under any bankruptcy or insolvency law, the sale of Tenant’s interest under this Lease to satisfy a debt of Tenant by execution or other legal process, or the filing against Tenant of an involuntarily petition for relief under any bankruptcy or insolvency law which is not discharged within ninety (90) days after filing.

9.2 LANDLORD’S REMEDIES. Upon a Tenant Default Landlord may exercise the rights and remedies set out below.

A. Termination of Possession. Landlord may terminate Tenant’s right to possession under this Lease and reenter and retake possession of the Premises. Following the taking of possession, Landlord shall use commercially reasonable efforts to re-let the Premises on behalf of Tenant, at such rental and upon such terms and conditions as Landlord may, in the exercise of Landlord’s commercially reasonable discretion, deem best under the circumstances. Taking possession of the Premises by Landlord, as provided for in this Section, shall not be deemed a termination of this Lease or of Tenant’s obligations under this Lease and Tenant shall continue to make the Rent payments as they become due under the Lease. Following any re-letting of the Premises, Tenant shall pay to Landlord on a monthly basis the sum equal to: (i) the

Rent payable under this Lease for such month, plus the monthly amortization (over the term of the re-letting) of the cost of any brokerage commissions for the re-letting and the cost of any reasonable alterations made to accommodate the new tenant, less (ii) the rent received from the new tenant; provided that if the new tenant receives a rent abatement or substantially lower rent at the beginning of the re-letting, the rent for the re-letting shall be averaged over the term of the re-letting for purposes of the foregoing calculation. Tenant shall not be entitled to any of the excess of the rent from the re-letting over the Rent payable under this Lease, except as a credit against the sums due to Landlord.

B. Termination of Lease. Landlord may declare this Lease to be terminated, and reenter upon and take possession of the Premises by any lawful means, whereupon the term hereby granted and all right, title, and interest of Tenant in the Premises shall terminate. Following the termination of this Lease, Tenant shall have no further liability under this Lease, except that Landlord shall be entitled to recover from Tenant, as final and liquidated damages, the sum obtained by adding together all of the following: (i) all Rent which is accrued but unpaid under this Lease through the date of termination; (ii) the reasonable cost of making any repairs to the Premises needed on the date of termination, which were Tenant’s responsibility to make under this Lease, but which Tenant failed to make; (iii) attorneys’ fees and costs recoverable under Section 16.12; (iv) any unamortized (determined over the Initial Term) portion of any brokerage commission paid by Landlord in connection with this Lease; and (v) the present value (discounted using an annual rate equal to the annual yield on the United States Treasury Issue with a maturity date most closely matching the expiration date of the then Term of this Lease) at the time of termination, of the difference between the Base Rent for the then remaining Term of this Lease (the “Lease Base Rent”) and the fair market base rental value (assuming an Operating Expense and Real Estate Tax reimbursement equivalent to that provided for in this Lease) of the Premises for the then remaining Term of this Lease (the “Fair Market Base Rent”). The Fair Market Base Rent shall assume that the Premises is leased in its “as is” condition, as of the termination date, but after the repairs provided for in item (ii) above.

C. Remedies Cumulative and Non-Exclusive. The rights and remedies of Landlord set forth in this Section 9.2 and elsewhere in this Lease are cumulative and not exclusive and, except to the extent inconsistent with the express provisions of this Lease, are in addition to any remedies that Landlord may have under applicable law or in equity, including the right to injunctive relief, except that under no circumstances shall Landlord be entitled to accelerate payment of any Rent due hereunder except as set forth in Sub-Section B above.

9.3 DEFAULT OF LANDLORD. Landlord shall be deemed to be in default under this Lease (a “Landlord Default”) upon the occurrence of any of the following: (i) Landlord’s failure to pay any sums due to Tenant under this Lease when due, if the failure continues for more than ten (10) days following written notice from Tenant to Landlord of such failure; (ii) Landlord’s failure to perform any covenant, promise or obligation contained in this Lease if the failure continues for more than thirty (30) days following written notice from Landlord to Tenant of such failure, provided that if the failure cannot be cured within the thirty (30) day period and the failure does not prevent Tenant’s ordinary business operations at the Premises or cause the Premises not to be in compliance with applicable Laws and is not a violation of Section 1.4, the thirty (30) day period shall be extended for such additional time as is needed to cure the failure using due diligence and all commercially reasonable measures; or (iii) Landlord’s voluntary petition for relief under any bankruptcy or insolvency law, the sale of Landlord’s interest under this Lease to satisfy a debt of Landlord by execution or other legal process, or the filing against Landlord of an involuntary petition for relief under any bankruptcy or insolvency law which is not discharged within ninety (90) days after filing.

9.4 TENANT’S REMEDIES.

A. General Remedies. Upon a Landlord Default, in addition to the remedies set out below, Tenant may exercise all the rights and remedies provided to Tenant under applicable law or in equity, including the right to injunctive relief.

B. Offset Against Rent. If the Landlord Default is the result of the failure to pay any sum due to Tenant from Landlord under or in connection with this Lease, Tenant may offset the sum due from the Rent due under this Lease; provided that prior to offsetting any amount against Rent under this Lease, Tenant shall give written notice to Landlord (the “Offset Notice”), which shall include the amount of the offset claimed and the basis for the offset claimed. Landlord shall have the right to dispute, in accordance with this Section, any offset claimed by Tenant, except for an offset of a monetary judgment or an offset otherwise pursuant to a court order or an arbitration award. To contest an offset Landlord must, within ten (10) days of the Offset Notice, provide notice to Tenant that Landlord disputes all or a portion of the offset (the “Offset Dispute Notice”). Landlord may only give the Offset Dispute Notice if Landlord, in good faith, believes that Tenant is not entitled to all or any part of the offset claimed in the Offset Notice. Any Offset Dispute Notice shall outline the specific items of the offset objected to by Landlord (the “Disputed Charges”) and the specific reasons for the objection. To be effective, the Offset Dispute Notice must be accompanied by Landlord’s payment of the portion of the offset not disputed or include an authorization for Tenant to offset against Rent the portion of the offset not disputed. As to the Disputed Charges, the parties shall, within the thirty (30) day period following the Offset Dispute Notice, attempt to reach agreement upon the amount owed. During the dispute resolution period, including any arbitration, Tenant shall, subject to the other terms of this Lease, continue to pay the Rent otherwise due under this Lease. If the parties are unable to reach an agreement within the thirty (30) day period, the matter shall be settled by binding arbitration by an arbitrator agreed upon by the parties or, if the parties are unable to agree, by a neutral (i.e. having no prior association with either party) arbitrator appointed by the American Arbitration Association or local arbitration association. Any arbitrator shall be a licensed attorney with substantial experience in commercial leases. Landlord and Tenant agree to use diligent good faith efforts to have the arbitrator appointed within sixty (60) days following the Offset Dispute Notice and to complete the arbitration within one hundred twenty (120) days following the Offset Dispute Notice. All costs of the arbitration (including the fees of the arbitrator, but not attorneys’ fees) shall be paid by the non-prevailing party (as determined by the arbitrator). If the arbitrator does not make a determination that one party, or the other, is a “non-prevailing party”, then the costs of the arbitration shall be paid half by Tenant and half by Landlord. The amount finally agreed upon or found to be due Tenant by arbitration, together with any Late Fee and interest as provided for by Section 9.6, shall be paid within ten (10) business days of such agreement or finding, failing which Tenant may thereafter begin to offset all Rent due under this Lease until the entire amount due has been recovered.

C. Payment of Rent into Escrow. During the period (i) of any Landlord Default or (ii) following notice from Tenant of a failure of Landlord to comply with this Lease (even if not yet a Landlord Default) until the cure of the failure, if such failure is having any material adverse impact on Tenant’s business at the Premises, Tenant shall have the right to pay the Base Rent and Additional Rent due under this Lease into escrow (the “Default Escrow”) with a national title insurance company (the “Escrow Holder”). The Default Escrow will be a “joint order” escrow with disbursements requiring the consent of both Landlord and Tenant or a Court order or arbitration award. Tenant shall be deemed to have a lien against the sums in the Default Escrow to secure any claim for damages arising out of a Landlord Default and shall be entitled to apply the funds in the Default Escrow against any judgment or arbitration award obtained by Tenant. The payment of any Base Rent or Additional Rent into the Default Escrow shall be the equivalent of the payment of the Base Rent or Additional Rent to the Landlord for purposes of crediting Tenant with the payment under the Lease.

D. Monetary Judgment. Tenant shall have the right to offset the amount of any final judgment or arbitration award obtained against Landlord against all the Base Rent and Additional Rent due under this Lease until the full amount of such judgment or award has been satisfied.

E. Remedies Cumulative and Non-Exclusive. The rights and remedies of Tenant set forth in this Section 9.4 and elsewhere in this Lease are cumulative and not exclusive and, except to the extent inconsistent with the express provisions of this Lease, are in addition to any remedies that Landlord may have under applicable law or in equity, including the right to injunctive relief.

9.5 SELF HELP.

A. Landlord’s Self Help Right. If (i) Tenant is in breach of any of the terms, covenants or conditions of this Lease and the breach is, in any material respect, as reasonably determined by Landlord; (ii) Landlord has served upon Tenant written notice of the breach; and (iii) Tenant has failed to promptly commence or once commenced has failed to diligently pursue to completion, using all commercially reasonable efforts, the cure of the breach, Landlord may, following written notice to Tenant, itself take such action as Landlord deems reasonably necessary to cure or mitigate the impact of the breach. Tenant shall reimburse Landlord for all reasonably documented costs and expenses incurred by Landlord in connection therewith (“Landlord Cure Costs”), within thirty (30) days of a demand from Landlord accompanied by reasonable documentation of the Landlord Cure Costs. Landlord’s exercise of its remedy under this Sub-Section does not require that the failure constitute a Tenant Default, but may only be exercised by Landlord if Tenant is not pursuing the cure of the breach in the manner required by item (iii) above following the notice required by item (ii) above.

B. Tenant Self Help Right. If (i) Landlord is in breach of any of the terms, covenants or conditions of this Lease and the breach is, in any material respect, adversely impacting Tenant’s business, business operations, as reasonably determined by Tenant; (ii) Tenant has served upon Landlord written notice of the breach; and (iii) Landlord has failed to promptly commence or once commenced has failed to diligently pursue to completion, using all commercially reasonable efforts, the cure of the breach, Tenant may, following written notice to

Landlord, itself take such action as Tenant deems reasonably necessary to cure or mitigate the impact of the breach. Landlord shall reimburse Tenant for all reasonably documented costs and expenses incurred by Tenant in connection therewith (“Tenant Cure Costs”), within thirty (30) days of a demand from Tenant accompanied by reasonable documentation of the Tenant Cure Costs. Tenant’s exercise of its remedy under this Sub-Section does not require that the failure constitute a Landlord Default, but may only be exercised by Tenant if Landlord is not pursuing the cure of the breach in the manner required by item (iii) above following the notice required by item (ii) above.

9.6 LATE FEES AND INTEREST.

A. Late Fees and Administrative Fees. If any sum due to Landlord or Tenant from the other is not paid within ten (10) days after its due date, a late fee (the “Late Fee”) equal to two and one-half percent (2 1/2%) of the late amount will be added to the amount due. In addition to any Late Fee due, an administrative fee (the “Administrative Fee”) of One Hundred Dollars ($100.00) shall be due from any party which gives to the other a check for the payment of sums due under this Lease which is returned for insufficient funds.

B. Interest. Interest, at the Default Rate (defined below), shall accrue on any amount due and owing from either Landlord or Tenant to the other under this Lease, that is not paid within ten (10) days after notice from the party entitled to payment to the other that the amount is past due (which notice may be a default notice provided under this Lease). Following such ten (10) day period, interest, at the “Default Rate”, shall accrue, beginning retroactively as of the due date, on any amount remaining unpaid until paid. The Default Rate is an annual interest rate equal to the lesser of (a) the maximum rate permitted by law, or (b) the Prime Rate of interest (or the average thereof, if more than one) as published in the Money Rates section (or successor section) of the Wall Street Journal on the date such payment was due (or, if not a business day, the prior business day) plus five percent (5%). The same rights and remedies shall apply to the collection of any interest which accrues under this Section as apply to the collection of underlying amount due.

9.7 DELAY IN ENFORCEMENT. Any delay in the enforcement of the rights and remedies of Landlord or Tenant under this Lease following a default by the other, for whatever reason, shall not be deemed a waiver of, or otherwise prevent the later exercise of rights and remedies under this Lease at any time while the default is continuing, except to the extent such default was specifically waived in writing.

9.8 LIMITATIONS ON LANDLORD’S LIABILITY. Tenant agrees to look solely to Landlord’s interest in the Premises and the rents, profits and insurance, condemnation and other proceeds from the Premises for the satisfaction of any monetary judgment (or any other monetary obligation of Landlord to Tenant) and no other property or assets of Landlord shall be subject to levy, execution, or other judicial procedures for satisfaction of such monetary obligations. The foregoing limitation of liability shall not apply to claims by Tenant resulting from (i) Landlord’s failure to carry the insurance required under this Lease; (ii) Landlord’s misappropriation or misapplication of insurance or condemnation proceeds; or (iii) Landlord’s fraud or willful breach of this Lease. This Section is not intended to in any way limit Tenant’s right to obtain injunctive or other equitable relief.

ARTICLE X - ACCESS BY LANDLORD

10.1 RIGHT TO ENTER. Landlord or Landlord’s agents shall have the right to enter the Premises upon reasonable notice to Tenant (except to the extent required by emergency circumstances) and during Tenant’s non-business hours, accompanied by Tenant’s representative, to show the Premises to prospective purchasers of the Project and to make such reasonable repairs to the Premises as Landlord may deem necessary and which are Landlords responsibility (or Landlord is entitled to perform) under this Lease. During the ninety (90) day period immediately preceding the expiration of the Term, Landlord may show the Premises to prospective tenants during normal business hours, upon reasonable notice to Tenant and accompanied by Tenant’s representative.

10.2 CONDITIONS OF ENTRY. Any entry by Landlord within the Premises shall be subject to the following additional conditions: (i) Landlord’s entry (and any work within the Premises) shall be performed (except to the extent required by emergency circumstances) during Tenant’s non-business hours, excluding the hour before opening and after closing; (ii) Landlord’s entry (and any work within the Premises) shall be performed (except to the extent required by emergency circumstances) in a manner so as to minimize any adverse impact on Tenant’s business operations; (iii) Landlord shall promptly repair any damage to the Premises caused by its entry or work to Tenant’s reasonable satisfaction; (iv) Landlord shall (except to the extent required by emergency circumstances) complete any work in the Premises and have the area restored to its prior condition, to the extent possible, at least one hour prior to Tenant beginning business operations for the day; (v) any installation within the Premises shall be subject to Tenant’s approval, which may be withheld for (without limitation) aesthetic or operational concerns; (vi) Landlord shall otherwise conduct any entry and perform any work in a manner to minimize any adverse impact to Tenant’s use and enjoyment of the Premises; and (vii) to the extent Tenant is unable to conduct normal business operations as a result of any such entry, Tenant shall be entitled to a day for day abatement of all Rent due under this Lease.

ARTICLE XI - CONDEMNATION

11.1 CONDEMNATION.

A. Total Taking. If during the Term of this Lease, the whole of the Premises is taken or condemned, this Lease shall terminate on the date of such taking or condemnation and Landlord and Tenant shall be released from liability accruing after the date of termination. As used in this Article, a taking or condemnation includes a deed given or transfer made in lieu thereof

B. Partial Taking / Termination by Tenant. If a portion of the Premises is condemned or taken in any manner or degree that, in any material respect, adversely impacts Tenant’s business or business operations (as determined by Tenant in its sole business judgment, not, however, to be arbitrarily exercised), then Tenant may elect to terminate this Lease as of the date of the vesting of title in the condemning authority, by written notice to Landlord given within sixty (60) days of the condemnation or taking.

C. Partial Taking / Termination by Landlord. If (i) more than thirty-five percent (35%) of the land area of the Premises is condemned or taken, rendering the Premises no longer viable (in Landlord’s reasonable business judgment); and (ii) as a result of such condemnation, Landlord intends to raze the Premises and replace it with a development that would not accommodate a replacement for the Premises, then Landlord may elect to terminate this Lease as of the date of the vesting of title in the condemning authority, by written notice to Tenant given within sixty (60) days of the condemnation or taking.

11.2 AWARD. Landlord shall be entitled to that portion of the condemnation award attributable to Landlords fee interest. Tenant shall be entitled to that portion of the condemnation award attributable to Tenant’s leasehold interest, Tenant’s Improvements to the Premises, all business damages, and relocation costs. Landlord and Tenant shall fully cooperate with each other to accomplish the division provided for in the preceding sentence. Landlord and Tenant shall use good faith efforts to obtain separate awards from the condemning authority (or a judicial allocation of a single award) for their respective interests, consistent with this Section.

11.3 RESTORATION. If there is a condemnation or taking and neither Tenant nor Landlord elects to (or neither is entitled to) terminate this Lease, then Tenant shall commence restoring the Premises and Improvements to the same condition as existed prior to such taking as soon as reasonably possible using due diligence and commercially reasonable efforts. Landlord shall make available to Tenant any portion of the award applicable to the Improvements located on the Premises. During the time period of such restoration work, Tenant shall receive an equitable reduction in Base Rent and Additional Rent until the restoration is completed, unless Tenant is unable, as determined in its reasonable discretion, to continue operating its business in the Premises, in which event all Base Rent and Additional Rent shall abate until Tenant reopens for business.

ARTICLE XII - DESTRUCTION OF PREMISES

12.1 TERMINATION.

A. Termination by Tenant. If the Premises is totally or partially damaged or destroyed by fire or other casualty (i) in the last twenty-four (24) months of the Term, to an extent that the Premises is required to be closed for more than seven (7) days, or (ii) in the last thirty-six (36) months of the Term, to an extent that the cost of Tenant’s restoration work exceeds filly percent (50%) of the total original cost of Tenant’s Improvements within the Premises (as reasonably documented to Landlord by Tenant), then Tenant shall have the option of terminating this Lease upon written notice to Landlord within sixty (60) days after such casualty, in which event Rent and all other obligations herein shall cease as of the date of such casualty, and neither Landlord nor Tenant shall have any further obligations or rights hereunder, except for liability for events occurring prior to the termination of this Lease.

B. Termination by Landlord - Last Twelve Months. If, during the last twelve (12) months of the Term, the Premises is damaged or destroyed by fire or other casualty to an extent that Tenant’s business operations cease, for more than sixty (60) days, then Landlord shall have the option of terminating this Lease upon written notice to Tenant given within thirty (30) days after such casualty and prior to Tenant reopening for business in the Premises, in which event Rent and all other obligations herein shall cease as of the date of such casualty, and neither Landlord nor Tenant shall have any further obligations or rights hereunder, except for liability for events occurring prior to the termination of this Lease; provided, however, that if Tenant has an unexercised Renewal Option remaining, Tenant may, by written notice to Landlord given within thirty (30) days of Tenant’s receipt of Landlord’s termination notice, exercise the Renewal Option and render Landlord’s termination null and void, and, in that event, this Lease shall continue as if Landlord had not elected to terminate as a result of the casualty.

12.2 RESTORATION. If there is a fire or other casualty and neither Tenant nor Landlord elects to (or neither is entitled to) terminate this Lease, then Tenant shall commence restoring the Premises to the same condition as existed prior to such casualty as soon as reasonably possible using due diligence and commercially reasonable efforts. During the time period of such restoration work Tenant shall receive an equitable reduction in Base Rent and Additional Rent until the restoration is completed, unless Tenant is unable, as determined in its reasonable discretion, to continue operating its business in the Premises, in which event all Base Rent and Additional Rent shall abate until Tenant reopens for business.

ARTICLE XIII - REPRESENTATIONS AND WARRANTIES

13.1 AUTHORITY. Tenant hereby represents and warrants to Landlord that (i) Tenant is a duly authorized and validly existing Florida limited partnership qualified to do business in the State in which the Premises are located; (ii) Tenant has the full right and authority to enter into this Lease; (iii) each of the persons executing this Lease on behalf of Tenant is authorized to do so; and (iv) this Lease constitutes a valid and legally binding obligation of Tenant, enforceable in accordance with its terms. Landlord represents and warrants to Tenant that (i) Landlord is a duly authorized and validly existing Florida limited liability company qualified to do business in the State in which the Premises are located; (ii) Landlord has the full right and authority to enter into this Lease; (iii) each of the persons executing this Lease on behalf of Landlord is authorized to do so; and (iv) this Lease constitutes a valid and legally binding obligation of Landlord, enforceable in accordance with its terms.

13.2 PATRIOT ACT. Tenant represents and warrants to Landlord, that Landlord is not restricted farm entering into this Lease or otherwise dealing with Tenant under Executive Order No. 13224 on Terrorist Financing (the “Executive Order”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) or any other law, regulation or order restricting certain dealings with parties known or suspected to engage in or support terrorism (collectively, “Terrorism Laws”). Landlord represents and warrants to Tenant, that Tenant is not restricted from entering into this Lease or otherwise dealing with Landlord under Terrorism Laws. A party shall be in default under this Lease if its acts, omissions or status would cause the other to be in violation of any Terrorism Laws.

ARTICLE XIV - ESTOPPEL CERTIFICATES AND SUBORDINATION

14.1 ESTOPPEL CERTIFICATE. At any time and from time to time either party, upon request of the other party, will execute, acknowledge and deliver an instrument, stating, if the same be true, that this Lease is a true and exact copy of the Lease between the parties hereto, that there are no amendments hereto (or stating what amendments there may be), that the same is then in full force and effect and that, to the best of its knowledge, there are no offsets, defenses or counterclaims with respect to the payment of Rent hereunder or in the performance of the other terms, covenants and conditions hereof on the part of Tenant or Landlord, as the case may be, to be performed, and that as of such date no default has been declared hereunder by either party or if so, specifying the same. Such instrument will be executed by the other party and delivered to the requesting party within fifteen (15) days of receipt of a request.

14.2 TENANT SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT FOR FUTURE MORTGAGES. Tenant agrees to subordinate its interest in this Lease and attorn to any existing mortgage, deed to secure debt or deed of trust (a “Mortgage”) encumbering the Premises by the execution of an SNDA in a form as may be approved by such lender, which SNDA shall also be executed by such mortgagee. Without limiting the generality of the foregoing, Tenant agrees to attorn to PRP’s existing lender as provided in Section 3 of the form of SNDA attached hereto as Exhibit D (which Section 3 is incorporated herein by reference) and to execute and deliver such form of SNDA to PRP’s existing Lender. Tenant’s interest in this Lease shall not be subordinate to any future Mortgage except as expressly provided in such fully executed SNDA.

14.3 LANDLORD SUBORDINATION. Landlord hereby expressly subordinates any and all claim, right, lien (including, without limitation, any common law or statutory Landlord’s lien), title and security interest in and to all of Tenant’s Improvements or Personal Property to the security interest of Tenant’s lender, if any, either existing as of the Effective Date of this Lease or under any future loan. Landlord further agrees to promptly execute any subordination or waiver agreement reasonably requested of Landlord by Tenant’s lender.

ARTICLE XV - HAZARDOUS SUBSTANCES

15.1 TENANT’S COVENANT. Tenant shall not cause or permit any Hazardous Substance to be used, stored, generated, or disposed of on, in or about the Premises (except those commonly or properly used in connection with the operation of a restaurant and which are used in accordance with all applicable governmental laws and regulations), without obtaining Landlord’s prior written consent. If the Premises become contaminated in any manner as a result of any breach of the foregoing covenant or any act or omission of Tenant or any of its agents, employees or contractors, Tenant shall indemnify, defend and hold harmless Landlord from any and all claims, demands, actions, damages, fines, judgments, penalties, costs (including attorneys’, consultants’, and experts’ fees), liabilities, losses and expenses arising during or after the term of this Lease and arising as a result of such contamination. This indemnification includes any and all costs incurred due to any investigation of the site or any cleanup, removal, or restoration mandated by a federal, state, or local agency or political subdivision. Without limitation of the foregoing, if Tenant causes or permits the presence of any Hazardous Substance on, in, or about the Premises that results in contamination, Tenant, at its sole expense, shall complete all required clean up, removal and remediation. Tenant shall first obtain Landlord’s approval for any such remedial action. Notwithstanding the foregoing, this indemnification shall only apply to contamination by a Hazardous Substance resulting from Tenant’s use and operation of the Premises. Nothing herein contained shall be held to indemnify Landlord from liability or to create any liability on Tenant for Hazardous Substance contamination resulting from Landlord’s ownership, use or operation, or the use or operation by any third party in, on or under the Premises or the Project.

15.2 LANDLORD’S COVENANT. Landlord represents and warrants that to the best of its knowledge, no leak, spill, discharge, emission or disposal of any Hazardous Substance has occurred on the Premises and that the soil, groundwater, soil vapor on or under the Premises is free of Hazardous Substances as of the Effective Date. Landlord agrees to provide to Tenant a copy of all environmental audits and reports with respect to the Premises within its possession or available to it within five (5) days of the Effective Date. Landlord covenants and agrees, at its sole cost and expense, to indemnify, protect, defend and save Tenant harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorneys’ and experts’ reasonable fees and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against Tenant and arising from or out of any Hazardous Substance on, in, under or affecting all or any portion of the Premises, which Hazardous Substance is not the result of Tenant’s use or operation of the Premises.

15.3 DEFINITIONS. As used herein, the term “Hazardous Substance” means any substance which is toxic, ignitable, reactive, or corrosive and which is regulated by any local government, the State in which the Premises are located, or the United States government. “Hazardous Substance” includes any and all materials or substances which are defined as “pollutant”, “contaminant”, “hazardous waste”, “extremely hazardous waste” or a “hazardous substance” pursuant to state, federal or local governmental law. “Hazardous Substance” includes asbestos, polychlorinated biphenyls (PCBs) and petroleum. The provisions under this entire Article shall survive the expiration or earlier termination of this Lease.

ARTICLE XVI - MISCELLANEOUS

16.1 NOTICE. Any notice, demand, request or other instrument which may be or is required to be given under this Lease, whether by a party hereto or an behalf of such party by its legal representative, shall be deemed to be delivered (i) when received (or when receipt is refused) if deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (ii) when received (or when receipt is refused) if delivered personally or sent by a nationally recognized overnight courier, all charges prepaid, at the addresses of Landlord and Tenant as set forth in this Section. Such address may be changed by written notice to the other party in accordance with this Section. The parties acknowledge that copies of any notice sent by facsimile or e-mail are for convenience only, and shall not be deemed to be proper notice required hereunder.

If to Landlord: OS Southern, LLC, c/o OSI Restaurant Partners, LLC 2202 N. West Shore Blvd., 5th Floor Tampa, FL 33607 Attention: Vice President of Real Estate (813) 282-1225 Phone (818) 282-9195 Fax

If to Tenant:

Selman’s/Florida-I, Limited Partnership

c/o OS1 Restaurant Partners, LLC

2202 N. West Shore Blvd., 5th Floor

Tampa, FL 33607

Attention: Vice President of Real Estate

(813) 282-1225 Phone

(813) 282-9195 Fax

and

OSI Restaurant Partners, LLC

2202 N. West Shore Blvd., 51 Floor

Tampa, FL 33607

Attention: Director of Real Estate

(813) 282-1223 Phone

(813) 282-9195 Fax

16.2 WAIVER. The waiver by Landlord or Tenant of any breach or default of any term, covenant or condition shall not be deemed to be a waiver of any subsequent breach or default of the same or any other term, covenant or condition, nor shall the acceptance or payment of Rent or other payment be deemed to be a waiver of any such breach or default. No term, covenant or condition of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver is in writing.

16.3 CAPTIONS AND SECTION NUMBERS. The captions and section numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections.

16.4 ENTIRE AGREEMENT. This Lease and any attachments hereto and forming a part hereof set forth all the covenants, promises, agreements, conditions, and understandings between Landlord and Tenant concerning the Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, other than as herein set forth.

16.5 AMENDMENTS. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant until reduced to writing and signed by Landlord and Tenant. Local and regional managers and partners do not have authority to agree to amend this Lease or waive any of its terms on behalf of Tenant. Landlord should direct any request to amend this Lease or to waive any of its terms to Tenant’s corporate offices at the address set out in Section 16.1 above.

16.6 INTERPRETATION. The words “Tenant” and “Landlord” shall mean each party mentioned as Tenant or Landlord herein, whether one or more, and their respective heirs, executors, administrators, successors, and assigns. If there is more than one party, any notice required or permitted may be given to any one thereof, and such notice to one shall be deemed notice to all, unless multiple notices are required by Section 16.1. The use of the singular pronoun to refer to Tenant or Landlord shall he deemed proper regardless of the number of parties. When the word “including” (or some derivation thereof, such as “includes”) is used in this Lease to refer to something that, in that context, may be part of a larger group of similar items, the reference is without limitation, and it should be interpreted as if followed by “but not limited to”, “without limitation”, or appropriate equivalent language for the context.

16.7 NO PARTNERSHIP. Landlord and Tenant shall have no business relationship as a result of this Lease other than Landlord and Tenant. No provision of this Lease shall be construed as creating any other business relationship between Landlord and Tenant, including the relationships of partners or parties to a joint venture.

16.8 CONFIDENTIALITY. Landlord agrees not to disclose the provisions of or provide a copy of this Lease to any third party, except in the ordinary course of business to agents, attorneys, accountants and employees who need to know of its content in the performance of their services to Landlord, to prospective purchasers and lenders for the Project and in connection with any dispute with Tenant

16.9 PARTIAL INVALIDITY. If any term, covenant or condition of this Lease, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant, or condition to persons or circumstances other than those as to which it was held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

16.10 APPLICABLE LAW. This Lease shall be construed according to the laws of the State in which the Premises are located.

16.11 RECORDING. Within fifteen (15) days written request by Landlord or Tenant to the other, the other party shall execute a Memorandum of this Lease in a form reasonable approved by Landlord and Tenant, to be recorded by Landlord or Tenant in the public records at the recording party’s expense.

16.12 COSTS OF ENFORCEMENT. In the event that Landlord or Tenant shall bring an action to recover any sum due hereunder or for any breach hereunder and shall obtain a judgment in its favor, or in the event that Landlord or Tenant retains an attorney for the purpose of collecting any sum due hereunder or construing or enforcing any of the terms or conditions hereof or protecting their interest in any bankruptcy, receivership, or insolvency proceeding or otherwise against the other, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred, including reasonable attorneys’ and legal assistants’ fees prior to trial, at trial, and on appeal and for post judgment proceedings.

16.13 SUCCESSORS. The covenants and restriction of this Lease are covenants and restrictions running with the land. The provisions of this Lease shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, and assigns of Landlord and Tenant.

16.14 FORCE MAJEURE. In the event that either party hereto shall be delayed or hindered in or prevented from the performance required hereunder by reason of fire or other casualty, strikes, lockouts, labor troubles or shortages, material shortages, any moratorium or other governmental or court imposed restrictions, riots, criminal acts, food borne illness, insurrection, war, adverse and unusual weather conditions, vandalism, defective materials or work by third party contractors, jobsite accidents, the breach of the other party of its obligations under this Lease, or other reason of like nature beyond the reasonable control of the party delayed in such performance (each a “Force Majeure Event”), then (a) the period for performance shall be extended by the period of time equivalent to the delay caused by such Force Majeure Event or (b) performance shall be excused during the period of non-performance caused by such Force Majeure Event, as applicable. Notwithstanding the foregoing, (i) any extension of time for a Force Majeure Event shall be conditioned upon the party seeking an extension of time delivering written notice of such Force Majeure Event to the other party within ten (10) days of the commencement of the delay caused by the Force Majeure Event. This Section shall not apply to any obligation to pay any sums due under this Lease and the lack of the financial ability to perform shall not constitute a Force Majeure Event.

16.15 BROKERS. Tenant and Landlord represent and warrant to each other that they have not consulted or contacted any agent, broker, or finder in connection with this Lease. Landlord and Tenant agree to defend, indemnify and hold the other harmless from any and all claims for compensation or commission in connection with this Lease by any broker, agent, or finder (other than Broker) claiming to have dealt with such PITY.

16.16 LANDLORD’S RIGHTS. All rights reserved to Landlord under this Lease shall be exercised in a reasonable manner and in a manner so as to minimize any adverse impact to Tenant’s business or Tenant’s use or enjoyment of the Premises.

16.17 CONSENT. Except as expressly set forth in this Lease, whenever Landlord’s consent or approval is requested under or in connection with this Lease, such consent or approval shall not be unreasonably withheld, delayed or conditioned.

16.18 TIME REQUIREMENTS. For purposes of all time requirements and limits hereunder, any time requirement reference to days other than “business days” shall mean actual “calendar days” which shall include each day after the day from which the period commences. All time requirements referenced as “business days” shall include each day after the day from which the period commences excluding any Saturday, Sunday or legal holiday. If the final day of any such time period falls on a Saturday, Sunday or legal holiday in the jurisdiction where the Premises is located or the jurisdiction to which notices to Landlord or Tenant are to be sent, such period shall extend to the first business day thereafter.

16.19 SURVIVAL OF OBLIGATIONS. Notwithstanding any provisions contained in this Lease to the contrary, the monetary obligations of Landlord and Tenant that relate to the period prior to the termination or expiration of this Lease (for example, the payment of accrued Rent or the reconciliation of Operating Expenses or Real Estate Taxes) shall survive the termination or expiration of this Lease.

16.20 Radon Gas. Radon is a naturally occurring radioactive gas, that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

ARTICLE XVII - REQUIRED LENDER PROVISIONS

17.1 Required Assignment and Subletting Provisions. The parties agree that:

(i)	This Lease shall be subject and subordinate to all of the terms and conditions of the Sublease, the Master Lease and the Master Landlord’s (PRP) loan documents;

(ii)	The use of the Premises shall not conflict with any Legal Requirement, Property Document. Insurance Requirement or any other provision of the Sublease or Master Lease;

(iii)	That except as otherwise provided herein, no further subletting or assignment of this Lease or all or a part of the Premises shall be permitted except insofar as the same would be permitted if it were a sublease by Landlord under the Sublease or Master Lease;

(iv)	That in the event of cancellation or termination of the Sublease for any reason whatsoever or of the surrender of the Sublease, whether voluntary, involuntary or by operation of law) prior to the expiration date of this Lease, including extensions and renewals granted thereunder, then, at the option of PRML, the Tenant shall make full and complete Attornment to PRML for the balance of the term of the Lease, which Attornment shall be evidenced by an agreement in form and substance satisfactory to PRML and which the Tenant shall execute and deliver with five (5) days after request by PRML, and the Tenant shall waive the provisions of any law now or hereafter in effect which may give the Tenant any right of election to terminate the Lease or to surrender possession of the Premises in the event any proceeding is brought to terminate the Sublease, and;

(v)	That in the event the Tenant receives a written notice from PRML stating that the Sublease has been cancelled, surrendered or terminated, the Tenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to PRML (or Master Landlord’s lender if PRML shall so direct); all rentals received from the Tenant by PRML shall be credited against the amounts owing by Landlord under the Sublease.

17.2 Required Use Restrictions. Tenant agrees that the Premises cannot be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, obscene materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a material adverse effect on the use, operation, or value of the Premises.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease effective as of the Effective Date.

WITNESSES:	“Landlord”

/s/ Kim Dummett	OS Southern, LLC
a Florida limited liability company

/s/ Danielle Nielson	By:	/s/ Karen C. Bremer
	Name:	Karen C. Bremer
	Title:	Authorized Agent

“Tenant”

Selmon’s/Florida-I, Limited Partnership a Florida partnership

/s/ Kim Dummett
	By:	/s/ Karen C. Bremer
	Name:	Karen C. Bremer
/s/ Danielle Nielson	Title:	Authorized Agent